EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2013 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting , which appears in The Hanover Insurance Group, Inc.‘s Annual Report on Form 10-K for the year-ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 20, 2013